EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Aldabra Announces Credit Ratings for its Proposed Financing of Boise Acquisition

New York, NY – January 9, 2008 – Aldabra 2 Acquisition Corp. (AMEX: AII.U, AII, AII.WS, "Aldabra”) today announced that Moody’s Investment Corporation (“Moody’s) and Standard & Poor’s have assigned ratings in connection with the financing for its proposed acquisition of the packaging and paper manufacturing businesses of Boise Cascade, L.L.C. (“Boise Cascade“).  Boise Cascade is a leading North American producer of packaging products and uncoated free sheet paper.  Aldabra will change its name to Boise Inc. (“Boise”) after the acquisition.

Moody’s has assigned a corporate rating of Ba3 with a positive outlook.  It has also assigned specific ratings of Ba2 to the proposed first lien bank facility and B2 to the proposed second lien term loan.  Standard and Poor’s has assigned a corporate rating of BB- with a stable outlook.  It has also assigned a specific rating of BB+ to the proposed first lien bank facility and a B rating to the proposed second lien term loan.

On September 7, 2007, Aldabra announced its proposed acquisition of Boise Cascade’s paper and packaging assets for $1.625 billion.  Goldman Sachs Credit Partners LP and Lehman Brothers, Inc. have jointly provided a commitment letter for 100% of the debt financing related to Aldabra’s proposed acquisition.  The $1.175 billion financing commitment consists of $925 million of senior secured term loan facilities and a $250 million senior secured revolving credit facility to fund part of the cash portion of the acquisition price.

“We believe that these ratings reflect Boise’s conservative debt capitalization, strong cash flow generation potential and growth prospects in the short and intermediate term,” said Nathan Leight, Aldabra’s Chairman. “We believe that the company’s credit ratings are in line with the paper industry, and are a testament to the company's solid credit fundamentals.”

As announced previously, Aldabra shareholders of record as of January 16, 2008 will be entitled to notice of, and to vote at, a special meeting (“Special Meeting”) of stockholders relating to the proposed acquisition, which has been tentatively scheduled for February 5, 2008 at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, NY 10036.  Until the company issues its final proxy, the time and date of the Special Meeting will not be formally established.

ABOUT ALDABRA

Aldabra 2 Acquisition Corp., a special purpose acquisition corporation, was formed to acquire an unidentified operating business.  Aldabra consummated its initial public offering on June 22, 2007, receiving gross proceeds of $414 million through the sale of 41.4 million units of its securities at $10.00 per unit (following the exercise of the underwriters’ over-allotment).  Additional information about Aldabra 2 Acquisition Corp. may be found at http://www.aldabracorp2.com.

ADDITIONAL INFORMATION

Copies of the proxy statement and other relevant documents filed by Aldabra, which contain information about Aldabra and the Combined Paper Businesses, are available without charge at the U.S. Securities and Exchange Commission's Internet site (http://www.sec.gov).

Stockholders of Aldabra are urged to read the proxy statement regarding its proposed acquisition of the Combined Paper Businesses.

Aldabra, its current directors, executive officers and representatives, and certain individuals nominated to serve as Aldabra’s directors or executive officers following the proposed acquisition may be deemed to be participants in the solicitation of proxies from

Aldabra's stockholders in connection with such acquisition.  In addition, Lazard Capital Markets LLC and Pali Capital, Inc., two of the underwriters for Aldabra’s IPO, may assist in these efforts and may also be deemed to be participants in such solicitations of proxies.  In connection with our IPO, Aldabra has agreed to pay the underwriters for the IPO an underwriting discount, a portion of which (in the amount of $12,420,000) will not be payable unless and until we complete a business combination. Aldabra will not pay the underwriters additional fees in connection with any such efforts.  Information regarding Aldabra's current directors and executive officers is available in Aldabra's Registration Statement on Form S-1 (Registration Nos. 333-141398 and 333-143890), which was filed with the SEC on March 19, 2007, and subsequent amendments thereto, and are also contained in Aldabra's preliminary proxy statement.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are set forth in the proxy statements currently and to be filed with the SEC in connection with the proposed acquisition.

The acquisition will be presented for shareholder approval at the Special Meeting.  In connection with the proposed acquisition, the Company will be filing with the SEC a definitive proxy statement and other relevant documents.  These materials will contain important information, and we caution investors to carefully read them before making a decision concerning the transaction.

FORWARD-LOOKING STATEMENTS

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "continue," and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release.  Such risk factors include, among others: costs associated with running the Combined Paper Businesses by Boise Inc. as a stand-alone business; uncertainties as to the timing of the acquisition and the ability to obtain financing; approval of the transaction by Aldabra’s stockholders; the satisfaction of closing conditions to the transaction, including the receipt of regulatory approvals; and the competitive environment in the paper industry of and competitive responses to the proposed acquisition.  Actual results may differ materially from those contained in the forward-looking statements in this press release.  Aldabra and Boise Cascade undertake no obligation and do not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  All forward-looking statements are qualified in their entirety by this cautionary statement.

Contacts:
Josh Hochberg or Elyse Lavinio
Sloane & Company on behalf of Aldabra 2 Acquisition Corp.
(212) 486-9500

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